EXHIBIT 99.1

Contact:          Susan B. Railey                      FOR IMMEDIATE RELEASE
                  (301) 468-3120
                  Sharon Bramell
                  (301) 231-0351

                    AIM 86 REPORTS THIRD QUARTER NET EARNINGS
                             OF THREE CENTS PER UNIT
                     ---------------------------------------

     ROCKVILLE, MD, November 7, 2003-- (AMEX/AIJ) -- American Insured Mortgage Investors L.P.-Series 86 (AIM 86), a liquidating partnership that holds investments in federally insured multifamily mortgages, reported net earnings for the quarter ended September 30, 2003 of approximately $271,000 (three cents per unit) compared to approximately $480,000 (five cents per unit) for the quarter ended September 30, 2002.

     For the nine months ended September 30, 2003, AIM 86 reported net earnings of approximately $1.1 million (11 cents per unit) compared to approximately $1.6 million (16 cents per unit) for the first nine months of 2002.

     The decrease in net earnings for the three and nine months ended September 30, 2003, as compared to the same periods in 2002, is primarily due to a decrease in mortgage investment income. Mortgage investment income decreased primarily due to the reduction in the mortgage base. The mortgage base decreased due to seven mortgage dispositions since September 2002 with an aggregate principal balance of approximately $14.2 million, representing an approximate 45% decrease in the total mortgage portfolio.

     As of September 30, 2003, AIM 86 had invested in four fully federally insured mortgages with an aggregate amortized cost of approximately $17.1 million, an aggregate face value of approximately $16.9 million and an aggregate fair value of approximately $16.9 million. In late October 2003, AIM 86 received net proceeds of approximately $4.0 million from the prepayment of the mortgage on Colony Square Apartments. The Partnership expects to announce a distribution related to the prepayment of this mortgage in November 2003. As of November 1, 2003, the remaining three mortgages are current with respect to the payment of principal and interest.

     As AIM 86 continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base. Early prepayment of some or all the mortgages, or a sale of some or all of the mortgages by the Partnership, may effect an early termination and dissolution of AIM 86 before the stated termination date of December 31, 2020. Upon the termination and liquidation of the Partnership, distributions to unitholders will be made in accordance with the terms of its Partnership Agreement, as amended, which is not based on GAAP. As a result, it is likely that the amounts that unitholders receive upon termination and liquidation of AIM 86 will be substantially lower than the amounts reflected in the limited partners' equity account in the Partnership's GAAP financial statements.

                                 -tables follow-

              AMERICAN INSURED MORTGAGE INVESTORS L.P. - SERIES 86

                              STATEMENTS OF INCOME
                                   (Unaudited)

                                                        For the three months ended         For the nine months ended
                                                              September 30,                      September 30,
                                                        ---------------------------       ---------------------------
                                                          2003             2002               2003             2002
                                                        ---------         ---------       -----------       -----------
Income:
  Mortgage investment income                            $ 376,524         $ 583,468       $ 1,400,859       $ 1,853,731
  Interest and other income                                14,744            13,190            29,922            27,070
                                                        ---------         ---------       -----------       -----------
                                                          391,268           596,658         1,430,781         1,880,801
                                                        ---------         ---------       -----------       -----------
Expenses:
  Asset management fee to related parties                  44,256            64,290           159,688           205,132
  General and administrative                               67,496            52,774           195,430           183,924
                                                          111,752           117,064           355,118           389,056
                                                        ---------         ---------       -----------       -----------
Net earnings before net (loss) gain on
  mortgage dispositions                                   279,516           479,594         1,075,663         1,491,745

Net (loss) gain on mortgage dispositions                   (8,476)                -            56,880           142,117
                                                        ---------         ---------       -----------       -----------

Net earnings                                            $ 271,040         $ 479,594       $ 1,132,543       $ 1,633,862
                                                        =========         =========       ===========       ===========
Net earnings allocated to:
  Limited partners - 95.1%                              $ 257,759         $ 456,094       $ 1,077,048       $ 1,553,803
  General Partner -   4.9%                                 13,281            23,500            55,495            80,059
                                                        ---------         ---------       -----------       -----------
                                                        $ 271,040         $ 479,594       $ 1,132,543       $ 1,633,862
                                                        =========         =========       ===========       ===========

Limited partnership units outstanding - basic           9,576,290         9,576,290         9,576,290         9,576,290
                                                        =========         =========       ===========       ===========
Net earnings per unit of limited
  partnership interest - basic                          $    0.03         $    0.05       $      0.11       $      0.16
                                                        =========         =========       ===========       ===========

Balance Sheet Data:                                                                       September 30,     December 31,
------------------                                                                            2003              2002
                                                                                          -------------     ------------

Investment in insured mortgages                                                            $17,062,945       $ 29,148,889
Total assets                                                                                26,819,351         32,772,326
